Pricing Supplement dated:  May 21, 1998
(To Prospectus dated May 13, 1997 and                            Rule 424(b)(3)
Prospectus Supplement dated May 14, 1997                    File No. 333-25393

                  KEYSTONE FINANCIAL MID-ATLANTIC FUNDING CORP.
                    [Senior] {Subordinated} Medium-Term Notes
       Unconditionally Guaranteed as to Payment of Principal, Premium, if
                          any, and Interest, if any by

                            KEYSTONE FINANCIAL, INC.

                                     Fixed Rate
                                                      CUSIP # 49348EAG2
--------------------------------------------------------------------------------
Principal Amount $30,000,000                 Interest Rate:  6.50%

Agent's Discount or Commission:   0.625%     Stated Maturity Date: May 31, 2008

Net Proceeds to Issuer:  $29,681,400         Original Issue Date:  May 21, 1998
--------------------------------------------------------------------------------

Interest Payment Dates:

    [ ] January 15 and July 15
    [x] Other:  Nov. 30 and May 31

Redemption:

    [x] The Notes cannot be redeemed prior to the Stated Maturity Date.
    [ ] The Notes can be redeemed prior to the Stated Maturity Date.
        Initial redemption date:
        Initial Redemption  percentage:
        Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.
Optional Repayment:

   [x]  The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ] The notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.

        Option Repayment Dates:

Currency:

      Specified Currency:  U.S. Dollar
        (if other than U.S. Dollars, see attached)
      Minimum Denotations:
        (applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [x]  Yes   [ ]  No

Discount of 0.437% of par or $131,100 aggregate, in order to achieve rounded coupon.

      Total Amount of OID:  $131,100
      Yield to Maturity:  6.56%
      Initial Period:  5/27/1998-11/30/1998

Agent:  [ ]  Goldman Sachs & Co.
        [ ]  Bear, Stearns & Co., Inc.
        [x]  Keefe, Bruyette & Woods, Inc.
        [ ]  Other:

If as Principal:

        [ ] The Notes are being offered at varying related to prevailing market prices at the time of resale.
        [ ] The Notes are being offered at a fixed initial public offering of % of Principal Amount.

If as Agent:

      The Notes are being offered at a fixed initial public offering price of 99.563% of Principal Amount.

Other Provisions:

      First Coupon payment is November 30, 1998

Terms are not completed for certain items above because such items are not applicable.


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